TOUSA, Inc.

4000 Hollywood Boulevard

Suite 500 N

Hollywood, FL 33021

T 954.364.4000 F 954.364.4010

www.tousa.com

dated as of February 13, 2008

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of Americas
New York, New York 10019
Attn: Andrew Rosenberg

Re: Consent to Termination of the Restructuring Support Agreement

Dear Mr. Rosenberg:

Reference is made to (i) that certain Restructuring Support Agreement dated January 28, 2008 (“Support Agreement”), by and among TOUSA, Inc. and certain of its affiliate signatories thereto (the “Debtors”), and certain holders (each, a “Senior Note Holder” and collectively, the “Consenting Holders”) of the 9.0% Senior Notes due July 1, 2010 or the 8.25% Senior Notes due April 1, 2011, both issued by TOUSA, Inc. (“TOUSA” or the “Company” and together with the Consenting Holders, the “Parties”) and guaranteed by certain subsidiaries of TOUSA and (ii) that certain Proposed Restructuring Term Sheet attached as Exhibit A to the Support Agreement (the “Term Sheet”).

In accordance with section 9.5(c) of the Support Agreement, the Debtors and the Consenting Holders hereby agree that the Support Agreement, and any and all obligations of the Debtors and Consenting Holders set forth therein or in the Term Sheet, shall be of no further force and effect and terminated as of the date hereof. In connection with termination of the Support Agreement, each of the Parties, on behalf of themselves and their affiliates, estates, respective successors and assigns, and their past, present and future members, officers, directors, shareholders, partners, agents, insurers, servants, employees, representatives, trustees and attorneys, hereby fully and finally release, acquit and forever discharge the other from any and all claims and causes of action, of any notice or type, whether known or unknown, which any of the Parties may now have or have ever had, arising under or in connection with the Support Agreement or the Term Sheet.

Nothing herein is intended to, does or shall be deemed in any manner to waive, limit, impair or restrict the ability of each of the Consenting Holders to protect and preserve its rights, remedies and interests, including, but not limited to, any and all of its claims and causes of action against any of the Debtors, any liens or security interests it may have in any assets of any of the Debtors or any third parties, or its full participation in the Debtors’ chapter 11 cases.

Please confirm your agreement with the foregoing by executing this letter in the space provided below.

Sincerely,

CONSENTING HOLDER:

Name of Institution:

By:
Name:
Title: